Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Announces the

Appointment of Robert B. Aiken, Jr. as President and

Chief Operating Officer

OAK BROOK, Ill. (June 13, 2017) – TreeHouse Foods, Inc. (NYSE: THS) announced today that Robert B. Aiken, Jr. 54, has been appointed President and Chief Operating Officer of TreeHouse, effective July 10, 2017. Most recently, Mr. Aiken served as President and Chief Executive Officer of Essendant Inc., a $5.4 billion value-added wholesaler of workplace products where he has been driving a business transformation. Previously, he was President and Chief Executive Officer of US Foods, one of the largest foodservice distribution companies in the United States which, at the time, had revenues of $18 billion and over 25,000 employees.

Mr. Aiken will assume the president’s role from Dennis F. Riordan, who had previously announced his retirement. Mr. Riordan will remain with the Company and move to a Senior Advisor role to facilitate a smooth transition of his responsibilities.

“Bob has a unique food industry background, having been both a customer – as the CEO of US Foods – and a food manufacturer – as President and Chief Executive Officer of Metz Baking Company,” said Sam K. Reed, Chairman and Chief Executive Officer of TreeHouse Foods. “I’ve known Bob for many years and am confident that his background, insight and public company experience will prove instrumental as we complete the integration of the Private Brands business. Bob has a clear track record of driving margin expansion through a relentless focus on productivity and cost improvement in the face of industry change, and I am delighted to welcome him to the TreeHouse family.”

“TreeHouse is an exceptional organization perfectly positioned to capitalize on the growth of private label,” said Mr. Aiken. “The success TreeHouse has experienced to-date with the integration of the Private Brands business has laid the groundwork for future optimization. I see significant untapped potential to simplify our operations, streamline our presence and improve our profitability. We have tremendous opportunity here, and I am excited to be a part of it.”

Prior to Essendant, Mr. Aiken served as the Chief Executive Officer of Feeding America, a domestic hunger relief organization that provides over 3.6 billion meals per year to 46 million Americans through partnerships with leading grocers, food manufacturers and distributors. From 2004-2010, Mr. Aiken was with US Foods, where he led efforts to drive more than $1.2 billion of private label sales growth and significant profitability improvement through reorganization, information technology consolidation and cost reduction. In 2006, Mr. Aiken was appointed President and CEO of US Foods. Previously, he served as President and Chief Executive Officer of Metz Baking Company, a subsidiary of Specialty Foods Corporation.

Mr. Aiken holds his Bachelor of Science in Business Administration from Georgetown University and his Juris Doctor from Georgetown University Law Center in Washington D.C.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, sauces and aseptic soups and broths) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the outcome of litigation and regulatory proceedings to which we may be a party; the impact of product recalls; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; our ability to obtain suitable pricing for our products; development of new products and services; our level of indebtedness; the availability of financing on commercially reasonable terms; cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; interest rates; raw material and commodity costs; changes in economic conditions; political conditions; reliance on third parties for manufacturing of products and provision of services; general U.S. and global economic conditions; the financial condition of our customers and suppliers; consolidations in the retail grocery and foodservice industries; our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, our Annual Report on Form 10-K for the year ended December 31, 2016, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.